EXHIBIT 99.1
                                                                   ------------




               AGREEMENT OF RESCISSION, REPURCHASE AND SETTLEMENT



      THIS AGREEMENT OF RESCISSION, REPURCHASE AND SETTLEMENT dated as of November 1, 1995 is by CPAC Investors, L.L.C., a limited liability company organized under the laws of the State of Delaware, with its principal business and office address located at 1209 Orange Street, Wilmington, Delaware 19801 ("CPAC Investors") and CPAC, Inc., a New York business corporation with its principal business headquarters located at 2364 Leicester Road, Leicester, New York 14481 (the "Company").
                                  WITNESSETH:
      WHEREAS, on September 25, 1995, the Company sold and CPAC Investors purchased, in a private placement, 1,000,000 shares of the $.01 par value common stock of the Company at $11.00 per common share, pursuant to the terms and conditions of a Subscription Agreement executed by the parties hereto on September 22, 1995; and
      WHEREAS, on October 4, 1995, the Company sold and certain other accredited investors unrelated to CPAC Investors purchased, in a second private placement, 500,000 shares of the Company's $.01 par value common stock at $11.00 per common share, pursuant to the terms and conditions of subscription agreements executed by the Company and such other accredited investors on October 4, 1995; and
      WHEREAS, in conjunction with its review of the Company's Current Report (Form 8-K) reporting both placements, received by The NASDAQ Stock Market ("NASDAQ") on October 6, 1995, the Staff of NASDAQ (the "Staff") raised concerns that, in accordance with certain provisions of the National Association of Securities Dealers ("NASD") Bylaws dealing with corporate governance, prior shareholder approval should have been obtained to the extent that the number of shares sold in the placement equaled or exceeded 20% of the Company's pre-placement issued and outstanding shares; and
      WHEREAS, on October 17, 1995, the Company presented its position to the Staff that the requisite shareholder approval for the entire number of shares issued in the placements had been obtained; and
      WHEREAS, on October 24, 1995, the Staff disagreed with the Company's position and advised the Company that in order to remain listed as a National Market Security on NASDAQ and in order to bring the Company into compliance with the NASD Bylaw provisions governing shareholder approval of stock issuances in certain circumstances, the Company should consider rescinding that portion of the placement as equaled or exceeded 20% of the Company's pre-placement issued and outstanding shares; and
      WHEREAS, although the Company continues to believe that its position regarding shareholder approval of both placements is correct, the Company has concluded that the costs and uncertainties associated with an appeal and hearing with respect to the Staff's conclusions outweigh the benefits to be derived therefrom; and
      WHEREAS, the Company believes that it is in its best interest that it rescind the sale of that number of shares sold in the placements as equaled or exceeded 20% of its pre-placement issued and outstanding shares; and
      WHEREAS, based upon the Company's 4,341,114 pre-placement issued and outstanding shares, the number of shares to be rescinded is 632,000 shares; and
      WHEREAS, the parties to this Agreement continue to believe that the purchase by CPAC Investors of all 1,000,000 shares at $11.00 per common share as originally consummated was and continues to be in their mutual best interests; and
      WHEREAS, the Staff has stated that upon the consummation and final closing of the rescission of the shares as described herein, a resale by the Company and a repurchase by CPAC Investors of 632,000 common shares at $11.00 per share is permissable under the NASD Bylaw corporate governance provisions, provided that the shareholders of the Company approve such resale and repurchase prior to its actual consummation.

      NOW, THEREFORE, the parties to this Agreement hereby agree as follows:
     (1) For the purpose of rescinding that portion of the private placement to CPAC Investors dated September 25, 1995 of 1,000,000 shares of the Company's $.01 par value common stock as in the opinion of the Staff require rescission, the Company agrees to transfer to CPAC Investors, the sum of $6,952,000, together with interest at the rate of 5.8% per annum commencing on September 25, 1995 to and including the date of the transfer of the funds. In consideration therefor, CPAC Investors agrees to convey to the Company, 632,000 shares of the Company's $.01 par value common stock presently owned by CPAC Investors. The transfer to CPAC Investors of payment in exchange for the reconveyance of such shares shall be made by way of wire transfer to CPAC Investors of immediately available funds.
      (2) Subject to the provisions of this Agreement and specifically, the approval of the shareholders of the Company prior to its actual consummation, the Company will sell and CPAC Investors will purchase 632,000 shares of the Company's $.01 par value common stock at a purchase price of $11.00 per common share, subject to and in accordance with the terms and conditions of a subscription agreement similar to the Subscription Agreement entered into by the parties to this Agreement dated as of September 22, 1995.
      (3) Immediately upon the closing with respect to the rescission agreed to herein, the Company shall use its best efforts to obtain the approval of its shareholders for the consummation of the sale to CPAC Investors of 632,000 shares of the Company's $.01 par value common shares at $11.00 per common share and to this end shall promptly call a special meeting of its shareholders for the express purpose of soliciting shareholder approval for such transaction. In connection therewith, the Company shall send to its shareholders and shall file with the Securities Exchange Commission and The NASDAQ Stock Market a Notice of Meeting, Proxy Statement and Form of Proxy prepared in accordance with provisions of Section 14 of the Securities Exchange Act of 1934. The Company agrees that such Proxy Statement shall contain a statement in which the Board of Directors recommends that shareholders vote in favor of the purchase by CPAC Investors of 632,000 shares at $11.00 per share. At such special shareholders' meeting, the Company agrees that its proxy holders, to the extent not otherwise directed, officers and directors will vote all of their shares in favor of the purchase by CPAC Investors of 632,000 shares at a purchase price of $11.00 per share. CPAC Investors agrees to vote its 368,000 shares in favor of such proposal.
      (4) It is agreed that in accordance with the provisions of the NASD Bylaws, the minimum vote which will constitute shareholder approval for the sale to CPAC Investors of 632,000 shares by the Company shall be a majority of the total votes cast on the proposal in person or by proxy, a quorum being present in person or by proxy at such special meeting.
      (5) The parties agree that closing with respect to the repurchase transaction shall occur within ten (10) days after approval of the Company's shareholders shall have been obtained at the offices of the Company or such other place and date as mutually agreed upon.
      (6) The obligation of CPAC Investors to repurchase the 632,000 shares as described herein is further conditioned upon the following:
          (i) there being no material adverse changes in the Company's assets, operations, prospects or condition (financial or otherwise) from the date of this Agreement through and up to the actual date of closing of the repurchase of such shares;
          (ii) the approval by the Company's shareholders as described herein, within one hundred twenty (120) days of the date of this Agreement;
          (iii) the delivery by the Company prior to the closing of a certificate containing warranties and representations by the Company as to such matters as CPAC Investors may require, including without limitation, shareholder approval, the due issuance, authority and enforceability with respect to the issuance of said shares and that said issuance will not result in or constitute a breach or violation by the Company.
      (7) Except as set forth herein, each of the parties hereto releases and discharges the other from all actions, suits, damages, judgments, liabilities, expenses, costs, interest, penalties, claims and demands of whatever kind, nature and amount arising out of the original sale of 1,000,000 common shares to CPAC Investors without shareholder approval and any failure on the part of the shareholders of the Company to approve the resale-repurchase transaction described in Section (2) of this Agreement.
      (8) The parties agree that each party shall bear the responsibility to file or cause to be filed, all forms and/or documents necessary for such party to comply with any and all federal and state securities laws rules and regulations as well as the rules and regulations specified by the NASD Bylaw provisions applicable to such party with respect to the rescission and/or the repurchase contemplated by this Agreement.
      (9) The Company agrees to pay CPAC Investors the sum of $75,000 to assist with its fees and expenses. Such payment shall be made upon the execution of this Agreement.
      (10)Any notices or other communication required or permitted herein shall be sufficiently given if sent by registered or certified mail, postage prepaid, return receipt requested, and to the addresses set forth above with copies of any such notices or other communication sent to:

If to CPAC Investors:         c/o Eliot Lauer, Esq.
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                              Curtis, Mallet-Prevost, Colt & Mosle
                              101 Park Avenue
                              New York, New York 10178

If to the Company:            Robert Oppenheimer, Esq.
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                              Chamberlain, D'Amanda, Oppenheimer &
                              Greenfield
                              1600 Crossroads Office Building
                              Rochester, New York 14614

     (11) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to the successors and assigns of the Company, its affiliates and associates, and to the personal and legal representatives of CPAC Investors, and to the extent applicable, its members, affiliates, associates, successors, assigns and beneficiaries.
     (12) This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing one or more counterparts.
     (13) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the Company and CPAC Investors have executed and delivered this Agreement as of this 1st day of November, 1995.

                                                CPAC Investors, LLC


                                                By:/s/ Eliot Lauer
                                                   ----------------------------
                                                Eliot Lauer




                                                CPAC, Inc.


                                                By:/s/ Thomas J. Weldgen
                                                   ----------------------------
                                                Thomas J. Weldgen
                                                Chief Financial Officer